EXHIBITS 5.1 AND 23.2

PEARLMAN SCHNEIDER LLP

Attorneys-at-Law

2200 Corporate Boulevard, N.W., Suite 210

Boca Raton, Florida 33431-7307

Telephone
James M. Schneider, Esq.	(561) 362-9595
Charles B. Pearlman, Esq.
Facsimile
Brian A. Pearlman, Esq.	(561) 362-9612

May 6, 2013

CAM Group, Inc.

151 Shengli Avenue North

Jixing Building

Shijiazhuang, Hebei Province

People’s Republic of China

Re: CAM Group, Inc., a Nevada corporation (the "Company")

Registration Statement on Form S-8 (the "Registration Statement")

Gentlemen:

This opinion is furnished to you in connection with the Registration Statement to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 220,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued pursuant to R. Chris Cottone under the terms of a Consulting Agreement (the “Agreement”).

In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Articles of Incorporation and By-Laws, the Agreement, corporate minutes provided to us by the Company and such other documents and instruments as we deemed necessary. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Subject to and in reliance upon the foregoing, we are of the opinion that the Shares to be issued as compensation under the Agreement, when issued in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion in the Registration Statement to be filed with the SEC. In giving this opinion and such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Pearlman Schneider LLP

Pearlman Schneider LLP